Exhibit 2.02

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

www.flsb.uscourts.gov

In re:	CASE NO. 9:07-bk-10932-SHF

EMERGE INTERACTIVE, INC.,	CHAPTER 11

Debtor.
/

PLAN OF LIQUIDATION AS MODIFIED

SUBMITTED BY EMERGE INTERACTIVE, INC.

COUNSEL FOR DEBTOR

R. SCOTT SHUKER, ESQ.

JIMMY D. PARRISH, ESQ.

LATHAM, SHUKER, BARKER, EDEN & BEAUDINE, LLP

390 N. ORANGE AVENUE, SUITE 600

ORLANDO, FLORIDA, 32801

May 18, 2007

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

www.flsb.uscourts.gov

In re:	CASE NO. 9:07-bk-10932-SHF

EMERGE INTERACTIVE, INC.,	CHAPTER 11

Debtor.
/

PLAN OF LIQUIDATION SUBMITTED

BY EMERGE INTERACTIVE, INC.

eMerge Interactive, Inc. (“eMerge” or the “Debtor”), hereby proposes the following plan of liquidation (the “Plan”), pursuant to Chapter 11 of the Code, 11 U.S.C. §101, et seq.

ARTICLE I.—DEFINITIONS.

For the purpose of the Plan, the following terms will have the meanings set forth below:

Administrative Claim shall mean a Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Code and of a kind referred to in Section 507(a)(1) of the Code, including without limitation, the actual, necessary costs, and expenses incurred, after the commencement of the Bankruptcy Case, of preserving Debtor’s estate and operating the business of the Debtor, including wages, salaries or commissions for services, compensation for legal and other services and reimbursement of expenses awarded under Sections 330(a) or 331 of the Code, and all fees and charges assessed against the Estate under Chapter 123 of Title 28, United States Code.

Administrative Claims Bar Date shall mean the date by which all Administrative Claims must be filed with the Bankruptcy Court to be allowed. The Administrative Claims Bar Date will be established by the Bankruptcy Court as a specific date prior to the Confirmation Date.

Allowed Administrative Claim shall mean all or that portion of any Administrative Claim, which has been or becomes allowed by Order of the Bankruptcy Court.

Allowed Amount shall mean the amount of an Allowed Claim.

Allowed Claim shall mean a Claim: (a) with respect to which a proof of Claim has been filed with the Bankruptcy Court in accordance with the provisions of Section 501 of the Bankruptcy Code and Rule 3001 and within any applicable period of limitation fixed by Rule 3003 or any notice or Order of the Bankruptcy Court; (b) deemed filed, pursuant to Section 1111(a) of the Bankruptcy Code, by virtue of such Claim having been scheduled in the list of Creditors prepared and filed by Debtor with the Bankruptcy Court, pursuant to Section 521(1) and Rule 1007(b), and not listed as disputed, contingent, or unliquidated; or (c) deemed an Allowed Claim (including Allowed Secured Claims and Allowed Unsecured Claims) pursuant to the provisions of the Plan or any Order of the Bankruptcy Court. Unless otherwise provided in the Plan or unless deemed or adjudicated an Allowed Claim, pursuant to the provisions of the Plan or any Order of the Bankruptcy Court, an Allowed Claim shall not include any Claim as to which an objection to or proceeding challenging the allowance thereof has been interposed, within any applicable period of limitation fixed pursuant to the Plan, by Rule 3003, or any Order of the Bankruptcy Court, until such objection or proceeding has been overruled, dismissed, or settled by entry of a Final Order. Notwithstanding the filing of any such objection or the commencement of any such proceeding, a Claim may be temporarily allowed for voting purposes, pursuant to the provisions of Rule 3018(a). Unless otherwise specified in the Plan or any Order of the Bankruptcy Court, an Allowed Claim shall not include or accrue interest on the amount of such Claim maturing, incurred otherwise, or arising subsequent to the Petition Date.

Allowed Interest shall mean an Interest: (a) with respect to which a proof of Interest has been filed with the Bankruptcy Court within the applicable period of limitation fixed by Rule 3001 or a Final Order; and (b) as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Rule 3001 or any Order of the Bankruptcy Court.

Allowed Priority Tax Claim shall mean a Priority Claim, pursuant to Code Section 507(a)(8), to the extent such Priority Claim is or becomes an Allowed Claim.

Allowed Secured Claim shall mean a Secured Claim to the extent provided under Section 506 of the Bankruptcy Code and to the extent that neither the Lien underlying the Claim is challenged nor the amount of the Claim is challenged as provided for herein.

Allowed Unsecured Claim shall mean an Unsecured Claim to the extent such Unsecured Claim is or becomes an Allowed Claim.

Ballot shall mean the form(s) distributed to each Creditor holding a Claim in an impaired Class, on which is to be indicated the acceptance or rejection of the Plan.

Ballot Date shall mean the date set by the Bankruptcy Court by which all votes for acceptance or rejection of the Plan must be received by the Bankruptcy Court or the balloting agent, as the case may be.

Bankruptcy Case shall mean this bankruptcy case of eMerge, which is pending before the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, pursuant to Chapter 11 of the Bankruptcy Code.

Bankruptcy Code shall mean the United States Bankruptcy Code, 11 U.S.C. 101, et seq., and any amendments thereof.

Bankruptcy Court shall mean the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division, in which Debtor’s Bankruptcy Case is pending, and any Court having jurisdiction to hear appeals or certiorari proceedings therefrom.

Bankruptcy Estate shall mean the estate, created pursuant to Section 541 of the Code, by the commencement of the Debtor’s Bankruptcy Case and shall include all property of the Estate as defined in such Section.

Bar Date shall mean the date fixed by Order of the Bankruptcy Court as the last date for the filing of Claims in this Bankruptcy Case.

Biegert Trust shall mean the Biegert Family Irrevocable Trust, Dated June 11, 1998.

Business Day shall mean a day other than a Saturday or a Sunday or any other day on which the majority of commercial banks located in West Palm Beach, Florida are required or authorized to close.

Cash shall mean cash or cash equivalents, including but not limited to, checks, bank deposits, or other similar items.

Causes of Action shall mean the following actions and causes of action (and the proceeds thereof), whether or not commenced as of the date hereof, all proceedings, commenced or to be commenced pursuant to Bankruptcy Code Sections 105 and 502 and Sections 544-554 (or equivalent provisions of applicable non-bankruptcy laws).

Chad shall mean Chad Company of Missouri, Inc. d/b/a Chad Company.

Claim shall mean any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal,

equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

Class shall mean any Class into which Claims or Interests are classified pursuant to the Plan.

Class 1 Claim, Class 2 Claim, Class 3 Claim, etc., shall mean the specific Class into which Claims or Interest are classified pursuant to Article II of the Plan.

Confirmation shall mean the process leading to and including the entry of the Confirmation Order, pursuant to Section 1129 of the Bankruptcy Code.

Confirmation Date shall mean the date of entry of the Confirmation Order by the Bankruptcy Court.

Confirmation Order shall mean the Order entered by the Bankruptcy Court confirming the Plan in accordance with the provisions of the Bankruptcy Code and which is in form and content acceptable to the Debtor.

Creditor shall have the same meaning as set forth in Section 101(1) of the Bankruptcy Code.

Debt shall have the same meaning as set forth in Section 101 (12) of the Bankruptcy Code.

Debtor shall mean eMerge Interactive, Inc.

Disclosure Statement shall mean the Disclosure Statement approved for distribution by the Bankruptcy Court, pursuant to Section 1125 of the Bankruptcy Code, together with any amendments or modifications thereto.

Disbursing Agent shall mean David Warren. Mr. Warren will be charged with disbursing all payments required under the Plan.

Disputed Claim shall mean a Claim against the Debtor which is not an Allowed Claim and which has not been disallowed by a Final Order of the Bankruptcy Court.

Disputed Unsecured Claim shall mean any Unsecured Claim, which is not an Allowed Unsecured Claim.

Distribution Funds shall mean: (i) all proceeds from the sale of the CattleLog Business; (ii) all proceeds from the sale of the VerifEYE Business; and (iii) all remaining cash on hand after payment of operating expenses and sale of remaining furniture and fixtures.

Effective Date shall mean a date within thirty (30) days after the Bankruptcy Court has entered the Confirmation Order and provided that no appeal of the Confirmation Order is pending; provided, however, that the Effective Date shall not occur until all the preconditions to the occurrence of the Effective Date set forth in the Plan have been met. In the event that an appeal of the Confirmation Order is pending, the Effective Date may still occur on the 30th day after the entry of the Confirmation Order provided that the notice has been filed and Debtor stipulates in writing that the Effective Date shall occur on such date.

eMerge shall mean emerge Interactive, Inc., its past or present owners, affiliates, subsidiaries, employees, agents, representatives, officers, members, counsel, and all other persons or entities acting or purporting to act under its control.

Equity Interests shall mean any and all issued or authorized common stock, stock options, and warrants in the Debtor.

Estate Assets shall mean all the assets, property, and cash of the Debtor, as defined in section 541 of the Bankruptcy Code (excluding assets previously distributed, expended, or otherwise disposed of by the Debtor prior to the Confirmation Date not otherwise subject to recovery), wherever located or of whatever type or nature, existing as of the Confirmation Date.

Final Order shall mean an Order or judgment of the Bankruptcy Court, which is no longer subject to appeal or certiorari proceedings and as to which no appeal or certiorari proceeding is pending or, in the discretion of the Debtor, if an appeal is filed and no stay has been entered.

Holder shall mean the legal or beneficial Holder of a Claim or Interest and, when used in conjunction with a class or type of Claim or Interest, means a Holder of a Claim or Interest in such Class or of such type.

Impaired Class shall mean any Class whose members are Holders of Claims or Interests, which are impaired within the meaning of Section 1124 of the Code.

Insider shall have the same meaning as set forth in Section 101(31) of the Code.

Interest shall mean an issued or authorized outstanding share or shares of common stock, a warrant or warrants for the issuance of such share or shares, other stock, stock equivalents, limited partnership interest, or other equity instruments in the Debtor.

Lien shall mean any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any asset or property of Debtor but only to the extent that such interest is recognized as valid by a court of competent jurisdiction if the validity or scope of such interest is challenged by the Debtor, Liquidated Debtor, or any other party with standing to bring such a challenge.

OMS shall mean Origin Micro Systems, LLC.

Order shall mean a determination, decree, adjudication, or judgment issued or entered by the Bankruptcy Court.

Payment shall mean the Cash to be paid under the Plan to the Holders of Allowed Claims.

Person shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof.

Petition Date shall mean February 14, 2007, the date on which Debtor filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

Plan shall mean this Chapter 11 plan of liquidation, as amended or modified in accordance with the terms hereof or in accordance with the Bankruptcy Code.

Plan Payments shall mean payments made by the Liquidated Debtor pursuant to the terms of the Plan.

Prepetition shall mean the period of time preceding the Petition Date and concluding on the Petition Date.

Priority Claim shall mean a Claim, other than an Administrative Claim, to the extent such Claim is entitled to priority in payment under Section 507 of the Bankruptcy Code.

Professional shall mean: (i) any professional retained in the Bankruptcy Case pursuant to an order of the Bankruptcy Court in accordance with Section 327 or 1103 of the Bankruptcy Code; (ii) any attorney or accountant seeking compensation or reimbursement of expenses, pursuant to Section 503(b) of the Bankruptcy Code; and (iii) any entity whose fees and expenses are subject to approval by the Bankruptcy Court as reasonable, pursuant to Section 1129(a)(4) of the Bankruptcy Code.

Property shall have the same meaning as the term “property of the estate” delineated in Section 541 of the Bankruptcy Code.

Pro Rata Share means as to any Allowed Class 2 Claims as of the Effective Date or such later date on which such Claim becomes Allowed, a fraction of: (i) the numerator of which is the amount of such Allowed Claim; and (ii) the denominator of which is the sum of (x) all Allowed Class 2 Claims as of such date plus (y) all Disputed Class 2 Claims as of such date.

Rule or Rules shall mean the Federal Rules of Bankruptcy Procedure, as supplemented by the Local Bankruptcy Rules as adopted by the Bankruptcy Court.

Secured Claim shall mean a Claim secured by a Lien which is perfected and enforceable under applicable law, and which is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy laws. A Secured Claim which is challenged by the Debtor or Liquidated Debtor shall only be an Allowed Secured Claim to the extent that such Claim is deemed to be an Allowed Secured Claim in the Plan or the underlying Security Interest is recognized as valid by the Bankruptcy Court and the difference in amount between such a Creditor's Allowed Claim and its Allowed Secured Claim shall be an Allowed Unsecured Claim.

Security Interest shall mean “security interest” as defined in 11 U.S.C. §101 (51).

Tax Claim shall mean an unsecured Claim for taxes entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

Unimpaired Class shall mean any Class the members of which are the Holders of Claims or Interests, which are not impaired within the meaning of Section 1124 of the Code.

Unsecured Claim shall mean a Claim that arose or is deemed to have arisen prior to the Petition Date and is not a Secured Claim, Administrative Claim, or Priority Claim.

Unsecured Creditor shall mean a creditor holding an Allowed Unsecured Claim.

United States Trustee shall have the same meaning ascribed to it in 28 U.S.C.§ 581, et seq. and, as used in the Plan, refers to the office of the United States Trustee for Region 21 located in the Southern District of Florida, West Palm Beach, Florida.

ARTICLE II.—CLASSIFICATION OF CLAIMS AND INTERESTS.

All Claims and Interests treated under Articles III-VII of the Plan are divided into the following classes, which shall be mutually exclusive:

A.	Class 1 – Priority Wage, Vacation, Severance and Benefit Claims.

Class 1 consists of the Allowed Priority Wage, Vacation, Severance and Benefit Claims, which are entitled to priority treatment under Section 507(a)(4) of the Bankruptcy Code.

B.	Class 2 – General Unsecured Claims.

Class 2 consists of the Allowed Unsecured Claims.

C.	Class 3 – All Equity Interests.

Class 3 consists of any and all Equity Interests in the Debtor.

ARTICLE III—ADMINISTRATIVE EXPENSES.

A.	Administrative Claims.

Any person, including any professional who has rendered services to Debtor during the course of the Case and any employee that asserts an Administrative Claim arising before the Confirmation Date, including Claims under Section 503(b) of the Code shall, on or before the Administrative Claims Bar Date, file an application, motion, or request, as called for by the Rules, with the Bankruptcy Court for allowance of such Claim as an Administrative Claim specifying the amount of and basis for such Claim; however applicants or movants who filed applications, motions, or requests with the Bankruptcy Court before the Administrative Claim Bar Date, do not need to file a new application, motion, or request except with respect to Claims other than Claims that are the subject of previously filed applications, motions, or requests. Failure to file a timely application, motion, or request for allowance of an Administrative Claim pursuant to this Section shall bar a claimant from seeking recovery on such Claim.

Unless such Holder agrees to a lesser distribution, each holder of an Administrative Claim of Debtor shall be paid one hundred percent (100%) of its Allowed Claim from the Distribution Funds, unless otherwise ordered by the Bankruptcy Court, on the Effective Date, or, if the Claim does not become Allowed prior to the Effective Date, on the date the Allowed Amount of such claim is determined by Final Order of the Bankruptcy Court.

B.	Tax Claims.

Except to the extent that the Holder and Debtor have agreed or may agree to a different treatment, each Holder of an Allowed Priority Tax Claim, to the extent any exist, will be paid from the Distribution Funds after full satisfaction of the Allowed Administrative Claims. Debtor believes all Allowed Priority Tax Claims, including tangible personal property, and sales and use tax have been paid in full.

B.	U.S. Trustee Fees.

The Debtor (or proponent) or disbursing agent (“Responsible Party”) shall pay the United States Trustee the appropriate sum required pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of the Confirmation Order for preconfirmation quarters, and simultaneously provide to the United States Trustee an affidavit indicating the cash disbursements for the relevant period; and the Responsible Party shall continue to timely pay the United States Trustee the appropriate sums, based on all disbursements, required pursuant to 28 U.S.C. Section 1930 (a)(6), until the earlier of the closing of this case by the issuance of a Final

Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code, and the Responsible Party shall timely provide to the United States Trustee an appropriate affidavit indicating all cash disbursements for each quarter.

ARTICLE IV—TREATMENT OF UNIMPAIRED CLASSES.

The only Class of Claims and Interests which is Unimpaired is Class 1. The Treatment for this Class is as follows:

A.	Class 1 – Priority Wage, Vacation, Severance and Benefit Claims.

Debtor believes that Allowed Class 1 Claims will total approximately $124,487. Any such Claims which are or become Allowed and which fall into the priorities accorded Bankruptcy Code Section 507(a)(4), will be paid from the Distribution Funds after the Allowed Administrative Claims and Allowed Priority Tax Claims have been fully satisfied. If vacation and severance pay claims accrued within one hundred eighty (180) days before the Petition Date, such claims would be priority claims, subject to the statutory cap and any shall be offset by any amounts previously paid as priority claims during the pendency of the Debtor’s Bankruptcy Case.

ARTICLE V—TREATMENT OF IMPAIRED CLASSES OF CLAIMS.

A.	Determination of Allowed Amounts.

Treatment prescribed for Claims and Interests in the following sections of this Article V shall in all events refer exclusively to the Allowed Amount of each respective Claim. In the event the Allowed Amount of any Class 2 Claim or Class 3 Equity Interest is not determined by agreement or otherwise prior to the Effective Date, then the treatment prescribed shall be deemed effective as of the date of the determination of such Claim by agreement or Final Order or as otherwise provided under the Plan. Notwithstanding Confirmation of the Plan, the Debtor reserves the right to object to any Claim (other than Claims deemed in the Plan to be Allowed Claims) for any reason authorized by applicable bankruptcy and nonbankruptcy law as well as the right to assert that any such Claim includes amounts subject to equitable subordination or other equitable relief.

B.	Class 2 – Unsecured Claims.

The Class 2 Claims consist of all Allowed Unsecured Claims, including remaining vacation and severance claims not entitled to priority under Bankruptcy Code Section 507(a)(4). After payment in full of the Allowed Administrative Claims, Allowed Priority Claims, and Allowed Class 1 Claims, the Distribution Funds will be distributed pro rata to the Holders of Allowed Class 2 Claims. Class 2 is impaired. Based on the Debtor’s existing cash budget and best estimate of Allowed Class 2 Claims, Debtor estimates the Holders of Allowed Class 2 Claims will receive approximately seventy percent (70%) of such Allowed Claims. Payment to this Class will be made on the later of: (i) the Effective Date; or (ii) such time as all objections to claims have been resolved.

C.	Class 3 – Equity and Interests.

Class 3 consists of the various equity interests in the Debtor. The equity of the Holders of Allowed Class 3 Interests will be cancelled in full on the Effective Date. After Payment in full of all Allowed Administrative Claims, Allowed Priority Claims, Allowed Class 1 Claims, and Allowed Class 2 Claims, any remaining amounts from the Distribution Funds will be distributed to Holders of Allowed Class 3 Interests. However, the Debtor does not anticipate a distribution will be made to the Holders of Class 3 Interests.

ARTICLE VI—UNEXPIRED LEASES AND EXECUTORY CONTRACTS.

Pursuant to the CattleLog Sale Order, the Debtor assumed and assigned to OMS certain unexpired leases and executory contracts related to the CattleLog Business. Pursuant to the Court’s Order Approving Assumption and Assignment of Certain Executory Contracts and Leases dated March 27, 2007 (“Assumption and Assignment Order”), the Debtor assumed and assigned to Chad certain unexpired leases and executory contracts related to the VerifEYE Business. Any unexpired lease or executory contract not expressly assumed by the Debtor in the CattleLog Sale Order or the Assumption and Assignment Order shall be deemed rejected upon confirmation of the Plan. Any party asserting a Claim pursuant to 11 U.S.C. § 502(g) arising from the rejection of an executory contract or unexpired lease shall file a proof of such Claim within ten (10) days after the entry of an order confirming the Plan or such Claim will be barred.

ARTICLE VII.—MEANS OF IMPLEMENTATION.

A.	Distribution of Funds.

The Distribution Funds consist of: (i) proceeds from the sale of the CattleLog Business; (ii) proceeds from the sale of the VerifEYE Business; and (iii) all remaining cash on hand after payment of operating expenses and sale of remaining furniture and fixtures.

B.	Disbursing Agent.

David Warren will serve as Disbursing Agent for all distributions to be made under the Plan. Mr. Warren will oversee and direct: (i) all claims objections; (ii) all disbursements to be made under the Plan; and (iii) all other actions required under the Plan, the Bankruptcy Code, or by order of the Bankruptcy Court.

C.	Management and Control of Distribution Funds and Distribution Process.

David Warren will serve as Disbursing Agent. Mr. Warren will be paid on an hourly basis at a rate of $200 per hour.

D.	Equity Interest in Reorganized Debtor.

Upon the Effective Date, the Equity Interest of the Equity Holders shall be extinguished and all stock shares will be cancelled. Moreover, Debtor shall file a form 15 with the Securities and Exchange Commission to terminate its obligation to file reports, if it qualifies to do so.

E.	Disbursements.

Disbursements to Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, and Allowed Class 1 Claims will occur on the later of: (i) the Effective Date; or (ii) when such Claim becomes an Allowed Claim. An initial disbursement to Holders of Allowed Class 2 Claims will occur on the later of: (i) the Effective Date; or (ii) a date ten (10) days after all objections to claims have been resolved (“Initial Class 2 Disbursement”). If a second disbursement to Holders of Allowed Class 2 Claims is necessary due to remaining Distribution Funds totaling at least $50,000, such disbursement will occur on a date ninety (90) days after the Initial Class 2 Disbursement. If the Disbursing Agent has made the Initial Class 2 Disbursement and there are Distribution Funds remaining in an amount less than $50,000, the Disbursing Agent will pay such remaining Distribution Funds into the registry of the Bankruptcy Court. The Debtor does not anticipate any distribution to Allowed Holders of Class 3 Equity Interests.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THE PLAN SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT HEREBY PROVIDE ANY OPINION OR ADVICE WITH RESPECT TO THE SECURITIES LAWS AND BANKRUPTCY LAW MATTERS DESCRIBED ABOVE.

F.	Additional Provisions.

1.	Procedures For Resolving Disputed Claims.

a.	Prosecution of Objections to Claims.

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, and except as otherwise provided in the Plan, the Liquidated Debtor shall have the exclusive right to make and file objections to all Claims.

Pursuant to the Plan, unless another time is set by order of the Bankruptcy Court, all objections to Claims and Equity Interests shall be Filed with the Court and served upon the Holders of each of the Claims and Equity Interests to which objections are made within 90 days after the Effective Date.

Except as may be specifically set forth in the Plan, nothing in the Plan, the Disclosure Statement, the Confirmation Order or any order in aid of Confirmation, shall constitute, or be deemed to constitute, a waiver or release of any Claim, Cause of Action, right of setoff, or other legal or equitable defense that, the Debtor had immediately prior to the commencement of the Bankruptcy Case, against or with respect to any Claim or Equity Interest. Except as set forth in the Plan, upon Confirmation, the Debtor shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses that the Debtor had immediately prior to the commencement of the Bankruptcy Case as if the Bankruptcy Case had not been commenced.

b.	Estimation of Claims.

Pursuant to the Plan, the Debtor may, at any time, request that the Bankruptcy Court estimate any contingent, disputed, or unliquidated Claim, pursuant to Section 502(c) of the Bankruptcy Code, regardless of whether the Debtor or the Committee has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, disputed, or unliquidated Claim, that estimated amount will constitute either the Allowed Amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.

c.	Cumulative Remedies.

In accordance with the Plan, all of the aforementioned Claims objection, estimation, and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court. Until such time as an Administrative Claim, Claim, or Equity Interest becomes or is otherwise deemed in this Plan to be an Allowed Claim, such Claim shall be treated as a Disputed Administrative Claim, Disputed Claim, or Disputed Equity Interest for purposes related to allocations, Distributions, and voting under the Plan.

d.	Disallowance of Certain Claims and Interests.

According to the Plan, all Claims held by entities against whom the Debtor has obtained a Final Order establishing liability for a cause of action under Sections 542, 543, 522(f), 522(h), 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code shall be deemed disallowed, pursuant to Section 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, both consequences to be in effect until such time as such causes of action against that entity have been settled or resolved by a Final Order and all sums due Debtor by that entity are turned over to Debtor or Liquidated Debtor.

e.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Equity Interests or any Class of Claims or Equity Interests are Impaired under the Plan, the Bankruptcy Court, after notice and a hearing, shall determine such controversy before the Confirmation Date. If such controversy is not resolved prior to the Effective Date, the Debtor’s interpretation of the Plan shall govern.

ARTICLE VIII. – MISCELLANEOUS.

A.	Effects of Confirmation.

1.	Amendments to the Plan.

The Debtor reserves all rights to amend, alter, or withdraw this Plan before conclusion of the Confirmation Hearing and to amend, modify, or alter this Plan after the Confirmation Date, in accordance with the applicable provisions of the Bankruptcy Code.

2.	Authority to Effectuate the Plan.

Upon the entry of the Confirmation Order by the Bankruptcy Court, the Plan provides all matters provided under the Plan will be deemed to be authorized and approved without further approval from the Bankruptcy Court. The Liquidated Debtor shall be authorized, without further application to or order of the Bankruptcy Court, to take whatever action is necessary to achieve consummation and carry out the Plan in accordance with this Plan and the Code.

3.	Post-Confirmation Status Report.

In the event emerge fails to follow the provisions of Local Rule 3022-1, the Disbursing Agent shall file a report within sixty (60) days from the date of the Order of Confirmation, setting forth the progress made in consummating the Plan. The report shall include:

a.	a statement of distribution by Class, name of creditor, date of distribution, and amount paid;

b.	a statement of any transfer of property to be transferred under the Plan; and

c.	a statement of affirmation that emerge has substantially complied with the provisions of the confirmed Plan.

The status report will be served on the United States Trustee and those parties who have requested special notice post-confirmation. The Bankruptcy Court may schedule subsequent status conferences in its discretion.

B.	Retention of Professionals.

The Disbursing Agent may retain professionals on such terms, as the Disbursing Agent deems reasonable without Bankruptcy Court approval; provided, however, the Disbursing Agent may retain any professionals previously retained by the Debtor without further Court approval. Moreover, Disbursing Agent may pay post-confirmation fees of the Latham Shuker up to a total of $15,000.00 without Bankruptcy Court Approval. In the event the total post-confirmation fees of Latham Shuker exceed $15,000, Latham Shuker will submit an application for payment of such fees to this Court for approval. Any other professional retained by Disbursing Agent shall submit an application for payment of any fees owed post-confirmation.

C.	Conditions to Effectiveness.

The Effective Date shall not occur until all of the following conditions have been satisfied:

1. The entry of the Confirmation Order by the Bankruptcy Court in form and content acceptable to the Debtor and expiration of the appeal period with respect to the Confirmation Order without the filing of a notice of appeal of such Order; provided, however, that, if an appeal of the Confirmation Order is filed but no stay is granted in connection with the appeal, the Debtor may in writing elect to permit the Effective Date to occur notwithstanding the pendency of the appeal.

Within thirty (30) days following the satisfaction or waiver of the foregoing condition, the Debtor shall so notify the Bankruptcy Court, and upon the filing of such notice the Plan shall become Effective without further Order of the Bankruptcy Court provided that all of the conditions to effectiveness of the Plan set forth herein, including those set forth below, have been met.

D.	Retention of Jurisdiction.

After the Effective Date, the Liquidated Debtor will be free to perform all functions assigned to it under the Plan without approval of the Bankruptcy Court, except as specifically set forth herein. However, the Bankruptcy Court will continue to retain jurisdiction in this Case with respect to the following matters:

1. All objections to the allowance of Claims and Interests and the compromise of Claims;

2. All applications for allowance of compensation and reimbursement of out-of-pocket expenses of professionals retained in the Debtor’s case by Order of the Bankruptcy Court to the extent that such compensation and out-of-pocket expenses relate to services performed before the Confirmation Date; provided, however, that fees up to $15,000.00 of Latham Shuker for services rendered after the Effective Date may be paid by the Disbursing Agent in the ordinary course of business without a Bankruptcy Court order; provided, further, however, in the event that an objection is made as to post-Confirmation Date requested fees or expenses, application shall be made to the Bankruptcy Court for allowance of such fees and expenses;

3. Any adversary proceedings or contested matters brought by the Liquidated Debtor, including but not limited to the Causes of Action, the proceedings then pending or thereafter brought pursuant to Sections 544, 545, 547, 548, 549, and 550 of the Bankruptcy Code;

4. All controversies and disputes arising under or in connection with the Plan;

5. The enforcement and interpretation of the provisions of the Plan;

6. To issue such orders in aid of execution and consummation of the Plan as may be necessary and appropriate;

7. Any motion to modify the Plan in accordance with Section 1127 of the Bankruptcy Code, or to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, Disclosure Statement, or any Confirmation Order as may be necessary to carry out the purposes of the Plan;

8. All Claims arising from the rejection of any executory contract or lease;

9. Such other matters as may be provided for in the Bankruptcy Code or the Plan;

10. To protect the property of the Estate from adverse claims or interference inconsistent with the Plan; and

11. To ensure that distributions are accomplished, as provided herein, and to resolve any dispute concerning the right of any person to a distribution hereunder, under applicable law, or under a contract or agreement.

F.	Headings.

Article, Section, and Paragraph headings used herein are for convenience only and shall not affect the interpretation or construction of any provision of this Plan.

G.	Cramdown.

Debtor reserves the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code.

H.	Regulatory Approval and Retirement Plans.

It will not be necessary for the Debtor to await any required regulatory approvals from agencies or departments of the United States to consummate the Plan. The Plan will be implemented pursuant to its provisions and the provisions of the Bankruptcy Code.

I.	Notices.

All notices required or permitted to be made in accordance with the Plan shall be in writing and shall be delivered personally, by facsimile transmission, or mailed by United States Mail to the following:

Counsel for Debtor:	Jimmy D. Parrish, Esquire and
R. Scott Shuker, Esquire
Latham, Shuker, Barker, Eden, and Beaudine, LLP
390 N. Orange Avenue, Suite 600
Orlando, Florida 32801

Debtor:	eMerge Interactive, Inc.
David Warren, President and CEO
10305 102nd Terrace
Sebastian, Florida 32958

United States Trustee:

330 Clematis Street
Room 101
West Palm Beach, Florida 33401

J.	Manner of Payment.

Any payment of Cash made under this Plan may be made either by check drawn on an account of the Liquidated Debtor, by wire transfer, or by automated clearing house transfer from a domestic bank, at the option of the Liquidated Debtor.

K.	Compliance with Tax Requirements.

In connection with this Plan, to the extent applicable, the Liquidated Debtor in making distributions under this Plan shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions, pursuant to this Plan, shall be subject to such withholding and reporting requirements. The Liquidated Debtor may withhold the entire distribution due to any Holder of an Allowed Claim until such time as such Holder provides to the Liquidated Debtor, the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Liquidated Debtor to the appropriate authority. If the Holder of an Allowed Claim fails to provide to the Liquidated Debtor the information necessary to comply with any withholding requirements of any governmental unit within three (3) months after the date of first notification by the Liquidated Debtor to the Holder of the need for such information or for the Cash necessary to comply with any applicable withholding requirements, then the Holder’s distribution shall be treated as an undeliverable distribution in accordance with the below. The payment of all taxes on all distributions shall be the sole responsibility of the distributee.

L.	Transmittal of Distributions to Parties Entitled Thereto.

All distributions by check shall be deemed made at the time such check is duly deposited in the United States mail, postage prepaid. All distributions by wire transfer shall be deemed made as of the date the Federal Reserve or other wire transfer is made. Except as otherwise agreed with the Holder of an Allowed Claim or as provided in this Plan, any property to be distributed on account of an Allowed Claim shall be distributed by mail upon compliance by the Holder with the provisions of this Plan to: (i) its address set forth in its Proof of Claim; (ii) the latest mailing address filed for the Holder of an Allowed Claim entitled to a distribution; (iii)

the latest mailing address filed for a Holder of a filed power of attorney designated by the Holder of such Allowed Claim to receive distributions; (iv) the latest mailing address filed for the Holder’s transferee as identified in a filed notice served on the Debtor pursuant to Bankruptcy Rule 3001(e); or (iv) if no such mailing address has been filed, the mailing address reflected on the Schedules or in the Debtor’s books and records.

M.	Fractional Cents; Multiple Distributions.

Notwithstanding any other provisions of this Plan to the contrary, no payment of fractional cents will be made under this Plan. Cash will be issued to Holders entitled to receive a Distribution of Cash in whole cents (rounded to the nearest whole cent).

N.	Revocation and Withdrawal of this Plan.

The Debtor reserves the right to withdraw this Plan at any time before entry of the Confirmation Order. If (i) the Debtor revokes and withdraws this Plan, (ii) the Confirmation Order is not entered, (iii) the Effective Date does not occur, (iv) this Plan is not substantially consummated, or (v) the Confirmation Order is reversed or revoked, then this Plan shall be deemed null and void.

O.	Modification of Plan.

The Debtor may amend or modify this Plan in accordance with §1127(b) of the Bankruptcy Code, or remedy a defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

DATED this 18th day of Mayl 2007 in Orlando, Florida.

COUNSEL FOR EMERGE INTERACTIVE, INC.

/s/ Jimmy D. Parrish
R. Scott Shuker, Esquire
Florida Bar No. 0984469
Jimmy D. Parrish, Esquire
Florida Bar No. 526401
LATHAM, SHUKER, BARKER,
EDEN & BEAUDINE, LLP
390 N. Orange Avenue, Suite 600
Orlando, Florida 32801
Telephone: (407) 481-5800
Facsimile: (407) 481-5801